Exhibit 99.1

Magnetek Announces Fiscal 2008 Third Quarter Results

  Net sales for Q3 FY 2008 increased 13% to $26.3 million from Q3 of FY 2007.
  Earnings from continuing operations were $0.04 per share in Q3 FY 2008 vs. $0.01 per share in Q3 FY 2007.
  Total cash balances increased by $6.7 million in the quarter.
  Telecom Power Systems business to be divested.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--Magnetek, Inc. (“Magnetek” or the “Company”) (NYSE: MAG) today reported the results of its fiscal 2008 third quarter ended March 30, 2008.

Third Quarter Results

In its fiscal 2008 third quarter Magnetek recorded revenue of $26.3 million compared to $23.3 million in the third quarter of fiscal 2007. All product lines with the exception of Telecom Power Systems achieved double-digit year-over-year sales growth which together with reduced operating expenses led to a significant improvement in operating income. Sales in Material Handling increased 17%, to $16.0 million compared to $13.7 million in the third quarter of the prior fiscal year. Elevator Systems revenue of $5.4 million represented a significant year-over-year and sequential sales gain. Energy Systems third quarter revenue was $3.2 million, an increase of $1.6 million from the prior year third quarter, primarily due to the delivery of 15 E-Force™ wind power inverters. Sales for Telecom Power Systems amounted to $1.7 million in the third quarter compared to $3.7 million in the prior year quarter, due to lower demand from key OEM’s.

Sales in Material Handling, the Company’s largest product line, tend to follow capital budgeting and spending patterns of its customer base which generally result in relatively lower revenues in the third fiscal quarter. This factor, combined with significantly lower Telecom Power Systems sales, resulted in a 9% sequential decline in third quarter sales from second quarter sales of $29.0 million. Excluding the results of Telecom Power Systems, third quarter sales increased 25% on a year-over-year basis and declined sequentially by 3%.

Third quarter gross profit amounted to $6.8 million (26% of sales) compared to $6.9 million (30% of sales) in the prior year third quarter. Gross profit was negatively impacted by the lower sales volume in Telecom Power Systems and relatively low margins on wind inverters.

Income from continuing operations, net of taxes, in the third quarter of fiscal 2008 amounted to $1.2 million or $.04 per share compared to income from continuing operations of $0.2 million or $.01 per share in the fiscal 2007 third quarter. Including the results of discontinued operations, Magnetek reported net income of $0.5 million or $.02 per share on a diluted basis in the third quarter of fiscal 2008, which reflects the impact of a net settlement gain of $2.9 million with Federal-Mogul Corporation and a charge of $3.2 million related to the Nilssen patent infringement judgment (see Discontinued Operations). The Company reported a net loss of $0.4 million or a $.01 loss per share in the third quarter of fiscal 2007.

Outlook

Total bookings for the third quarter were $23.8 million, resulting in a book-to-bill ratio of 90%, which was impacted by the partial cancellation of a fuel cell power inverter order due to reduced customer requirements. However, Material Handling orders continued strong throughout the third quarter, and at $17.2 million, represented 108% of sales for the period. Order backlog at March 30, 2008 was $15.9 million compared to a December 2007 backlog of $18.0 million.

As previously announced, the Company has decided to divest its Telecom Power Systems business. Accordingly, the Telecom Power Systems business will be accounted for as a discontinued operation in the fourth quarter and results for prior periods will be restated to reflect this treatment. A pro forma comparison of certain operational metrics is included in this release for informational purposes with the results of the Telecom Power Systems business classified as discontinued operations.

Historically, the Company’s fiscal fourth quarter has been relatively strong in Material Handling. Based on this, together with expected continued demand for overhead material handling automation systems and the Company’s OmniPulse™ direct-current digital drives, the Company expects both sequential and year-over-year sales increases in Material Handling. Energy Systems revenue in the fourth quarter should be comparable to the third quarter as the Company continues scheduled deliveries of wind power inverter shipments.

On a continuing operations basis, revenue is expected to increase by more than 10% year-over-year in the fourth fiscal quarter of 2008. Fourth quarter operating profits are expected to increase as compared to the prior year fourth quarter due to expected higher revenue and gross profit than the prior year fourth quarter. On a sequential basis, consolidated revenue is expected to increase from the third quarter due to the expected seasonal increase in demand in Material Handling. In addition, both gross margin and operating profit margin as a percentage of sales are expected to increase sequentially, and as a result, the Company expects fourth fiscal quarter earnings to exceed third quarter results as well as prior year results.

Discontinued Operations

As previously reported by Magnetek, in April 1998, Ole K. Nilssen (“Nilssen”) filed a lawsuit in the U.S. District Court for the Northern District of Illinois alleging infringement by Magnetek of seven of his patents pertaining to electronic ballast technology. In April 2003, both parties agreed to submit limited issues in dispute to binding arbitration before an arbitrator with a relevant technical background. The arbitration occurred in November, 2004 and a decision awarding Nilssen $23.4 million was issued on April 29, 2005. On April 16, 2008, the arbitration award was confirmed in a judgment entered by the United States District Court for the Northern District of Illinois (the “Court”). The net amount due and unpaid on the award is $22.0 million.

The Court did not include any pre-judgment interest in the judgment it entered on April 16, 2008. Subsequent to the judgment date, the Company has been informed that Nilssen intends to seek interest for the period from the date of the award to the date of the judgment. While Magnetek intends to oppose the interest requested by Nilssen, the Company increased its accrual for the arbitration award by $3.2 million as of March 30, 2008. The actual amount awarded, if any, may be greater or less than the amount recorded by the Company. The Company filed an appeal of the judgment on April 21, 2008 and intends to appeal any award of pre-judgment interest.

As previously reported, Magnetek has been named in asbestos-related lawsuits associated with businesses previously acquired by the Company but which are no longer owned. During the Company’s ownership, none of these businesses produced or sold products containing asbestos and as a result, the Company aggressively seeks dismissal from these proceedings. Magnetek also filed claims in the Federal-Mogul bankruptcy proceedings to recover costs associated with the defense of these claims.

In May 2007, Magnetek and Federal-Mogul entered into a settlement agreement under which the Company is entitled to receive amounts from an insurance settlement trust established under Federal-Mogul’s reorganization plan, which plan was approved by the bankruptcy court on December 27, 2007. Under the terms of the settlement agreement, Magnetek is to receive 15% of the first $20 million and 10% of the next $25 million of deposits to the trust, up to a maximum of $5.5 million.

In March 2008, Magnetek received a payment of approximately $3.1 million from the trust. Of this amount, $2.9 million is included in income from discontinued operations in the third quarter of fiscal 2008. The amount represents primarily the recovery of previously incurred legal fees for the defense of these asbestos-related lawsuits. Cumulative proceeds received by the Company to date under the agreement are $4.5 million. In the event the Federal-Mogul settlement trust receives additional funds in the future, Magnetek will be entitled to receive a percentage of those funds based on the terms described above, up to a maximum remaining amount of $1.0 million.

Company Webcast

This morning, at 11:00 a.m. Eastern time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2008 third quarter results. The conference call will be carried live and a replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com. A replay of the call also will be available through May 6, 2008 by phoning 617-801-6888 (passcode 27385308).

Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving, and energy delivery. The Company is headquartered in Menomonee Falls, WI in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa., Canonsburg, Pa. and Mississauga, Ontario, Canada as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for future periods, including the fiscal year ending June 29, 2008. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, communications and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc. Consolidated Results of Operations (in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
	March 30,	April 1,	March 30,	April 1,
Results of Operations:	2008	2007	2008	2007
Net sales	$26,330	$23,311	$81,408	$76,844
Cost of sales	19,515	16,406	60,153	55,460
Gross profit	6,815	6,905	21,255	21,384
Research and development	832	912	2,596	3,719
Selling, general and administrative	4,835	5,628	15,146	22,214
Income (loss) from operations	1,148	365	3,513	(4,549)
Interest income	(226)	(389)	(898)	(1,582)
Interest expense	-	142	260	2,275
Other expense	-	70	-	395
Income (loss) from continuing operations
before provision for income taxes	1,374	542	4,151	(5,637)
Provision for income taxes	224	307	747	956
Income (loss) from continuing operations	1,150	235	3,404	(6,593)
Income (loss) from discontinued operations	(642)	(654)	183	(3,235)
Net income (loss)	$508	$(419)	$3,587	$(9,828)

Per common share - basic and diluted:
Income (loss) from continuing operations	$0.04	$0.01	$0.11	$(0.22)
Income (loss) from discontinued operations	$(0.02)	$(0.02)	$0.01	$(0.11)
Net income (loss) per common share - basic and diluted	$0.02	$(0.01)	$0.12	$(0.33)

Weighted average shares outstanding:
Basic	30,377	29,616	30,339	29,497
Diluted	30,507	30,269	30,513	29,497

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	March 30,	April 1,	March 30,	April 1,
Other Data:	2008	2007	2008	2007
Depreciation and amortization	$327	$309	$983	$1,000
Amortization expense (included in interest expense)	-	148	214	1,183
Capital expenditures	217	651	950	926

	March 30,
	2008	July 1,
Balance Sheet Data:	(Unaudited)	2007
Working capital (excluding current portion of LTD)	$26,828	$21,982
Total assets	111,325	104,738
Total long-term debt (including current portion)	36	32
Common stockholders' equity	48,974	41,473

Magnetek, Inc. Consolidated Balance Sheets (in thousands )

	March 30,
	2008	July 1,
	(Unaudited)	2007
Cash	$11,960	$5,404
Restricted cash	22,252	22,852
Accounts receivable	16,025	18,104
Inventories	17,274	16,201
Prepaid and other	2,388	1,900
Total current assets	69,899	64,461

Property, plant & equipment, net	4,276	4,302
Goodwill	30,342	28,187
Other assets	6,808	7,788
Total assets	$111,325	$104,738

Accounts payable	$10,722	$12,238
Accrued liabilities	6,581	7,639
Accrued arbitration award	25,768	22,602
Current portion of long-term debt	11	11
Total current liabilities	43,082	42,490

Pension benefit obligations, net	13,569	15,965
Long-term debt, net of current portion	25	21
Other long-term liabilities	1,920	1,709
Deferred income taxes	3,755	3,080

Common stock	304	301
Additional paid-in capital	135,733	134,449
Accumulated deficit	(11,236)	(14,823)
Accumulated other comprehensive loss	(75,827)	(78,454)
Total stockholders' equity	48,974	41,473

Total liabilities and stockholders' equity	$111,325	$104,738

Magnetek, Inc.

Reconciliation of Reported Results of Operations to Pro Forma Results of Operations

With Telecom Power Systems Results Classified as Discontinued Operations

(in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
	March 30,	April 1,	March 30,	April 1,
Reconciliation of Results of Operations:	2008	2007	2008	2007
Net sales as reported	$26,330	$23,311	$81,408	$76,844
Less Telecom Power Systems sales	1,724	3,672	8,614	12,001
Pro forma net sales	24,606	19,639	72,794	64,843

Gross profit as reported	6,815	6,905	21,255	21,384
Less Telecom Power Systems gross profit (loss)	(9)	254	631	434
Pro forma gross profit	6,824	6,651	20,624	20,950

Income (loss) from operations	1,148	365	3,513	(4,549)
Less Telecom Power Systems loss from operations	(251)	(281)	(843)	(1,954)
Pro forma income (loss) from operations	1,399	646	4,356	(2,595)

Income (loss) per common share - basic and diluted:
Income (loss) from continuing operations as reported	$0.04	$0.01	$0.11	$(0.22)
Less Telecom Power Systems loss per share impact	$(0.01)	$(0.01)	$(0.03)	$(0.06)
Pro forma income (loss) from continuing operations	$0.05	$0.02	$0.14	$(0.16)

CONTACT:
Magnetek, Inc.
Marty Schwenner, 262-703-4282
mschwenner@magnetek.com